News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

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Goodyear Board of Directors Elects Richard J. Kramer
Chief Operating Officer

AKRON, Ohio, June 4, 2009 – The Board of Directors of The Goodyear Tire & Rubber Company has elected Richard J. Kramer chief operating officer of the company, reporting to Robert J. Keegan, chairman and chief executive officer. The new role is effective immediately and will be in addition to Kramer’s current role as president of the company’s North American Tire business until his successor is named.

“Rich’s appointment as chief operating officer reflects our game plan of having a laser focus on operations globally during these extraordinary times,” Keegan said. “It also reflects the confidence that the Board and I have in Rich’s overall business leadership capability.

“Rich brings enormous credibility and respect from all key constituents, our associates, our customers and Wall Street,” Keegan added. “Under Rich’s leadership in North American Tire, his team has successfully managed the business to deal swiftly and effectively with the current challenging economic environment.”

Kramer, 45, was born in Cleveland and is a 1986 graduate of John Carroll University where he earned a Bachelor of Science degree in business administration. He joined Goodyear as vice president of corporate finance in 2000 after 13 years with PricewaterhouseCoopers, where he served in a variety of roles in the United States and Europe. He was a partner with PwC when he joined Goodyear.

In 2004, Kramer was elected executive vice president and chief financial officer. In March of 2007, he was elected to his current position as president of the North American Tire business. North American Tire is the company’s largest business unit with 2008 sales of $8.3 billion, which represents 42 percent of the company’s $19.5 billion in annual sales.

“We are pleased to have a business leader of Rich’s caliber ready to step into this important role at this critical time. Rich has generated improved results and built improved leadership teams in every assignment at Goodyear,” Keegan said.

Goodyear is one of the world’s largest tire companies. It employs approximately 71,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

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